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                                                                      EXHIBIT 99

Sunterra Corporation
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                                                                    NEWS RELEASE

                            FOR IMMEDIATE RELEASE      Contact: Malinda Bombardo
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                                                                  (407) 532-1244

                       SUNTERRA ANNOUNCES APPOINTMENT OF
                    NEW CEO FOR ITS EUROPEAN SUBSIDIARY AND
                 NEW PRESIDENT FOR SUNTERRA FINANCIAL SERVICES


     ORLANDO, FLORIDA, February 19, 2002. Sunterra Corporation announced that it had appointed Paula Woodgate as CEO of its European subsidiary, Sunterra Europe (Group Holdings) plc. Woodgate will fill the position vacated by Nick Benson last November when he became CEO and President of Sunterra Corporation and she will take over at the beginning of March 2002. Prior to this appointment, Woodgate was managing director for Interval International's European operations which included responsibility for the Middle East and Africa. She had previously held senior positions with Marriott Vacation Club International and the Four Seasons Resort Group

     According to Benson, "this appointment fills a key vacancy in our highly successful European operation. I have known Paula for many years and respect both her knowledge of the industry and our business as well as her intellect and energy. She is an outstanding and capable leader and will be a real asset to the company as we continue our drive for growth and profits in Europe and beyond". Woodgate added: "This is a wonderful opportunity to join a market leading company. I am excited about the opportunities which I will have to continue to develop what is certainly the most effective points-based timeshare system in Europe today. Sunterra has an outstanding team of professionals here in Europe and in the USA and I am looking forward to working closely with them as we execute our business plan".

     Sunterra also announced that it had appointed Michael Hall as President of its Las Vegas based finance subsidiary, Sunterra Financial Services, Inc. Hall will join Sunterra at the beginning of March from Del Webb Corporation where he was president of Del Webb Mortgage Corporation. Prior to that he had held senior positions with PNC Mortgage Corporation of America and Pulte Mortgage Corporation. Benson commented, "Mike Hall is a first class candidate for this important position. He has a great depth of experience in the mortgage business and is ideally suited to take on this crucial role in Sunterra". Hall added "I think Sunterra is a company with excellent prospects. I am very pleased to be taking on this challenging new appointment and I believe my experience of working with captive finance companies, allied to my background in the mortgage business is well suited to continuing the good work already undertaken by the Sunterra Financial Services team".

     Sunterra Corporation is one of the world's largest vacation ownership companies, with owner families and resorts in North America, Europe, the Pacific, the Caribbean and Japan.
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     CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS. Certain
statements in this release constitute forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include those regarding Sunterra's proposed plan of reorganization, possible changes to Sunterra's financial statements and other matters. Actual results or developments may differ from those provided for in any of the forward-looking statements.